Exhibit 4.1
PURCHASE AGREEMENT
     THIS PURCHASE AGREEMENT (the “Agreement”) is entered into as of the 31st day of January, 2007, by and between Bell Industries, Inc., a California corporation (the “Company”), and Newcastle Partners, L.P., a Texas limited partnership (the “Purchaser”).
R E C I T A L S :
     WHEREAS, in consideration of $10,000,000, the Company proposes to issue to the Purchaser, and the Purchaser desires to purchase, a $10,000,000 convertible promissory note in the form attached as Exhibit A (the “Note”).
     NOW, THEREFORE, in consideration of the foregoing recital and the mutual promises hereinafter set forth, the parties hereto agree as follows:
SECTION 1. AGREEMENT TO SELL AND PURCHASE
       1.1 Authorization of Transaction. On or prior to the closing of the transactions contemplated in this Agreement (the “Closing”), the Company shall have authorized the sale and issuance to the Purchaser of the Note and, subject to obtaining Shareholder Approval (as defined below), all of the shares of the Company’s common stock (the “Common Stock”), issuable upon conversion of the Note (collectively, the “Shares”).
       1.2 Sale and Purchase. Subject to the terms and conditions hereof, at the Closing, the Company hereby agrees to issue and sell to the Purchaser, and the Purchaser agrees to purchase from the Company, the Note for an aggregate purchase price of $10,000,000 (the “Purchase Price”).
SECTION 2. CLOSING, DELIVERY AND PAYMENT
       2.1 Closing. The Closing shall take place at 10:00 a.m. on the date hereof at the offices of the Maker’s legal counsel, Manatt in Los Angeles, California, or at such other time or place as the Company and the Purchaser may mutually agree (the “Closing Date”). At the Closing, subject to the terms and conditions hereof, the Company will issue, sell and deliver to the Purchaser the Note, against payment of the Purchase Price by certified check or wire transfer of immediately available funds. At that time, the Company and the Purchaser shall also execute the Security Agreement in the form attached as Exhibit B and the Registration Rights Agreement in the form attached as Exhibit C (the “Registration Rights Agreement”).
SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company hereby represents and warrants to the Purchaser as of the Closing Date, and agrees, as follows:
       3.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company’s only active subsidiaries are the subsidiaries listed on Schedule 3.1 (the “Subsidiaries”). Except as indicated on Schedule 3.1, each Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of the Company and the Subsidiaries has all requisite corporate power and authority to own and operate its respective properties and assets and to carry on its respective business as presently conducted and as presently proposed to be conducted. The Company has all requisite corporate power and authority to execute and deliver this Agreement, the Note, the Security Agreement and the Registration Rights Agreement (together, the “Transaction Documents”), to issue and sell the Shares upon conversion of the Note (subject to obtaining Shareholder Approval) and to carry out the provisions of the Transaction Documents. Each of the Company and the Subsidiaries is duly qualified and is authorized to do business and is in good standing in each jurisdiction in which the nature of its respective activities and of its respective properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to be so qualified would not have a material adverse effect on the Company or its business, taken as a whole.
       3.2 Capitalization. The Company is authorized to issue 35,000,000 shares of Common Stock, of which 8,593,224 shares are issued and outstanding as of the date hereof, and 1,000,000 shares of preferred stock. Except as set forth on Schedule 3.2 or in the Company’s current, quarterly, annual and other periodic filings (the “SEC Reports”) with the U.S. Securities and Exchange Commission (the “Commission”), there are no outstanding options, warrants or other rights to acquire any of the Company’s capital stock, or securities convertible, exercisable or exchangeable for the Company’s capital stock or for securities themselves convertible, exercisable or exchangeable for the Company’s capital stock (together, “Convertible Securities”). Except as set forth on Schedule 3.2 or in the SEC Reports, the Company has no agreement or commitment to sell or issue any shares of capital stock or Convertible Securities. All issued and outstanding shares of the Company’s capital stock (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable, (iii) are free from any preemptive and cumulative voting rights and (iv) were issued pursuant to an effective registration statement filed with the Commission and applicable state securities authorities or pursuant to valid exemptions under federal and state securities laws. Except as set forth on Schedule 3.2 or in the SEC Reports, there are no outstanding rights of first refusal or proxy or shareholder agreements of any kind relating to any of the Company’s securities to which the Company or any of its executive officers and directors is a party or as to which the Company otherwise has knowledge. When issued in compliance with the provisions of the Note, the Shares will be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances; provided, however, that the Shares may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed.
       3.3 Authorization; Binding Obligations. All corporate action on the part of the Company, its officers and directors (including a special committee of independent directors) necessary for the authorization of the Transaction Documents and the performance of all obligations of the Company hereunder and thereunder at the Closing, including the authorization, sale, issuance and delivery of the Shares upon conversion of the Note, has been taken, and no further corporate action is required to be taken except for the Shareholder Approval. The Transaction Documents, when executed and delivered, will be valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, (ii) according to general principles of equity that restrict the availability of equitable remedies and (iii) to the extent that the enforceability of the indemnification provisions of the Registration Rights Agreement may be limited by applicable laws. The issuance and sale of the Shares upon conversion of the Note are not and will not be subject to any preemptive rights or rights of first refusal.
       3.4 Financial Statements. The audited consolidated balance sheets at December 31, 2005 of the Company and the audited consolidated statements of operations, cash flows and stockholders’ equity of the Company for the year ended December 31, 2005 and the unaudited consolidated balance sheet at, and the unaudited consolidated statements of operations and cash flows for the nine months ended, September 30, 2006 of the Company (all of the foregoing together, the “Financial Statements,” with September 30, 2006 being the “Latest Statement Date” and the consolidated financial statements at and for the nine months ended September 30, 2006 being the “Latest Financial Statements”), as contained in the SEC Reports, fairly present the consolidated financial condition, results of operations and cash flows of the Company and its Subsidiaries on a consolidated basis as of the respective dates and for the respective periods covered thereby (subject, in the case of unaudited financial statements, to normal year-end audit adjustments) and have been prepared in accordance with generally accepted accounting principles in the United States applied on a consistent basis (except as may be indicated in the notes thereto) and the rules and regulations of the Commission.
       3.5 Liabilities. Except as reflected or expressly reserved in the Latest Financial Statements, permitted by the Senior Credit Agreement (as defined in the Note) or disclosed on Schedule 3.5, neither the Company nor any Subsidiaries has any material liabilities or obligations and there is no known basis for any material contingent liabilities, except current liabilities incurred after the Latest Statement Date in the ordinary course of business of the Company and the Subsidiaries.
       3.6 Certain Agreements and Actions. Except to the extent permitted by the Senior Credit Agreement (as defined in the Note) or as disclosed on Schedule 3.6 or in the SEC Reports, since the Latest Statement Date, neither the Company nor any Subsidiary has (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or any other material liabilities out of the ordinary course of business, (iii) made any loans or advances to any person, other than ordinary advances for travel or entertainment expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than in the ordinary course of business. “Person” shall mean an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization or any other entity.
       3.7 Obligations of or to Related Parties. Except as disclosed on Schedule 3.7 or in the SEC Reports, there are no obligations of the Company or any Subsidiary to executive officers, directors, 1% or greater shareholders or key employees (listed in the Company’s most recent proxy materials) of the Company or any Subsidiary or to any members of their immediate families or other affiliates, other than (i) for accrued salaries, (ii) reimbursement for expenses reasonably incurred on behalf of the Company or any Subsidiary and (iii) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Board of Directors of the Company). Except as disclosed on Schedule 3.7 or in the SEC Reports, none of the executive officers, directors, 1% or greater shareholders or key employees (listed in the Company’s most recent proxy materials) of the Company or any Subsidiary, or any members of their immediate families or other affiliates, are indebted to the Company or any Subsidiary or have any direct or indirect ownership interest in any firm, corporation or other entity with which the Company or any Subsidiary is affiliated or with which the Company or any Subsidiary has a business relationship, or any firm, corporation or other entity that competes with the Company or any Subsidiary. Except as disclosed in the SEC Reports, no executive officer, director, 1% or greater shareholder or key employee (listed in the Company’s most recent proxy materials) of the Company or any Subsidiary, or, to the Company’s knowledge, any member of their immediate families or other affiliates, is, directly or indirectly, interested in or a party to any material contract with the Company or any Subsidiary. Except to the extent permitted by the Senior Credit Agreement (as defined in the Note) or as disclosed on Schedule 3.7 or in the SEC Reports, neither the Company nor any Subsidiary is a guarantor or indemnitor of any indebtedness or obligation of any other person, other than the Company or its Subsidiaries. The representations contained in this Section 3.7 shall not be deemed to apply to the Purchaser or any of its affiliates.
       3.8 No Material Adverse Change. Since the Latest Statement Date, and except as disclosed in the SEC Reports, there has not been any material adverse change in the business, assets, liabilities, condition (financial or otherwise), operations or prospects of the Company, and no event has occurred or circumstance exists that may result in such a material adverse change.
       3.9 Title to Properties and Assets; Liens. Except to the extent permitted by the Senior Credit Agreement (as defined in the Note) or as set forth on Schedule 3.6 or Schedule 3.9 or in the SEC Reports, each of the Company and its Subsidiaries has good and marketable title to its properties and assets, including the properties and assets reflected in the Latest Financial Statements, and good title to its leasehold estates, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than (i) those resulting from taxes that have not yet become delinquent, (ii) minor liens and encumbrances that do not materially detract from the value of the property subject thereto or materially impair the operations of the Company or any Subsidiary and (iii) those that have otherwise arisen in the ordinary course of business. All facilities, machinery, equipment, fixtures and other properties owned, leased or used by the Company or any Subsidiary are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used, reasonable wear and tear excepted.
       3.10 Intellectual Property. Except as set forth on Schedule 3.10 or in the SEC Reports, each of the Company and its Subsidiaries owns or licenses all trademarks, service marks, trade names, copyrights, trade secrets, information and other proprietary rights and processes necessary for its business as now conducted and as proposed to be conducted, without any known infringement of the rights of others.
       3.11 Compliance with Other Instruments. Except as disclosed in Schedule 3.11 or the SEC Reports, neither the Company nor any Subsidiary is in violation or default of any term of its Articles of Incorporation or Bylaws, or of any provision of any mortgage, indenture, contract, agreement or instrument to which it is party or by which it is bound or of any judgment, decree, order, writ, statute, rule or regulation applicable to the Company or any

Subsidiary that would materially and adversely affect the business, assets, liabilities, condition (financial or otherwise), operations or prospects of the Company. The execution and delivery of, and the performance of and compliance with the transactions contemplated by, the Transaction Documents, and the issuance and sale of the Shares upon conversion of the Note, will not, with or without the passage of time or giving of notice or both, result in any such material violation, or be in conflict with or constitute a default under any such term, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company or any Subsidiary or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to the Company or any Subsidiary, the business or operations of the Company or any Subsidiary or any of the assets or properties of the Company or any Subsidiary.
       3.12 Litigation. Except as disclosed in the SEC Reports, Schedule 3.5 or Schedule 3.12, there is no action, suit, proceeding or investigation pending or, to the Company’s knowledge, currently threatened against the Company that questions the validity of this Agreement or the other agreements contemplated hereby or the right of the Company to enter into any of such agreements, or to consummate the transactions contemplated hereby or thereby. Except as disclosed in the SEC Reports, Schedule 3.5 or Schedule 3.12, there is no action, suit, proceeding or investigation pending or, to the Company’s knowledge, currently threatened against the Company or any Subsidiary that could result, either individually or in the aggregate, in any material adverse change in the business, assets, liabilities, condition (financial or otherwise), operations or prospects of the Company, or in any change in the current equity ownership of the Company, nor is the Company aware that there is any basis for the foregoing. Except as disclosed in the SEC Reports, Schedule 3.5 or Schedule 3.12, neither the Company nor any Subsidiary is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.
       3.13 Tax Returns and Payments. Except as disclosed on Schedule 3.13, each of the Company and its Subsidiaries has filed all tax returns (federal, state and local) required to be filed by it. All taxes shown to be due and payable on such returns, any assessments imposed, and, to the Company’s knowledge, all other taxes due and payable by the Company or any Subsidiary on or before the Closing have been paid or will be paid prior to the time they become delinquent. The Company has not been advised (i) that any of the tax returns of the Company or any Subsidiary have been or are being audited as of the date hereof or (ii) of any deficiency in assessment or proposed judgment to federal, state or other taxes of the Company or any Subsidiary. The Company has no knowledge of any liability of any tax to be imposed upon the properties or assets of the Company or any Subsidiary as of the date of this Agreement that is not adequately provided for.
       3.14 Employees. Neither the Company nor any Subsidiary has any collective bargaining agreements with any of its employees. There is no labor union organizing activity pending or, to the Company’s knowledge, threatened with respect to the Company or any Subsidiary. Except as set forth on Schedule 3.14 or in the SEC Reports, no executive officer or key employee (listed in the Company’s most recent proxy materials) has any agreement or contract, written or verbal, regarding his employment. Except as disclosed on Schedule 3.14 or in the SEC Reports, neither the Company nor any Subsidiary is a party to or bound by any currently effective deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation plan or agreement. To the

Company’s knowledge, no employee of the Company or any Subsidiary, nor any consultant with whom the Company or any Subsidiary has contracted, is in violation of any material term of any employment or consulting agreement with the Company or any Subsidiary. Except as disclosed on Schedule 3.14 or in the SEC Reports, no executive officer or key employee (listed in the Company’s most recent proxy materials) of the Company or any Subsidiary has been granted the right to continued employment by the Company or any Subsidiary or to any material compensation following termination of employment with the Company or any Subsidiary. The Company is not aware that any executive officer or key employee (listed in the Company’s most recent proxy materials), or that any group of executive officers or key employees (listed in the Company’s most recent proxy materials), intends to terminate his or their employment with the Company or any Subsidiary, nor does the Company or any Subsidiary have a present intention to terminate the employment of any executive officer, key employee (listed in the Company’s most recent proxy materials) or group of executive officers or key employees (listed in the Company’s most recent proxy materials).
       3.15 Registration Rights. Except as disclosed on Schedule 3.15 or required pursuant to the Registration Rights Agreement, the Company is presently not under any obligation, and has not granted any rights, to register (as defined in the Registration Rights Agreement) any of the Company’s presently outstanding securities or any of its securities that may hereafter be issued.
       3.16 Compliance with Laws; Permits. Except as disclosed in Schedule 3.16 or the SEC Reports, neither the Company nor any Subsidiary is in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties that would materially and adversely affect the business, assets, liabilities, condition (financial or otherwise), operations or prospects of the Company. No governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations, filings, notices or declarations are required to be filed in connection with the execution and delivery of, and the performance of the transactions contemplated by, the Transaction Documents or the issuance of the Shares upon conversion of the Note, except such as have been duly and validly obtained or filed, or with respect to any filings that must be made after the Closing, as will be filed in a timely manner. Each of the Company and the Subsidiaries has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, assets, liabilities, condition (financial or otherwise), operations or prospects of the Company, and the Company believes it can (and covenants to Purchaser that it will) obtain any similar authority for the conduct of its business as planned to be conducted.
       3.17 Environmental and Safety Laws. Except as disclosed in Schedule 3.17 or the SEC Reports, to the Company’s knowledge, neither the Company nor any Subsidiary is in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and, to the Company’s knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.
       3.18 Private Offering. Assuming the truth and accuracy of the representations and warranties of the Purchaser contained in Section 4, the offer, sale and issuance of the Note (and the Shares issuable upon conversion of the Note) will be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of the State of Texas.
       3.19 Full Disclosure. None of the Transaction Documents nor the SEC Reports contains any untrue statement of a material fact nor omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which they were made. There are no facts that (individually or in the aggregate) materially adversely affect the business, assets, liabilities, condition (financial or otherwise), operations or prospects of the Company that have not been set forth in the Transaction Documents, the SEC Reports or in other documents delivered to the Purchaser or its attorneys or agents in connection herewith.
       3.20 Investment Company Act. The Company is not, and will not use the proceeds from the Note in a manner so as to become, an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
       3.21 American Stock Exchange Compliance. The Company’s Common Stock is registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is listed on the American Stock Exchange (the “Amex”). The Company has taken no action designed to, or likely to have the effect of, and the transactions contemplated by this Agreement will not have the effect of, terminating the registration of the Common Stock under Section 12(b) of the Exchange Act or de-listing of the Common Stock from the Amex. Except as disclosed in Schedule 3.21 or the SEC Reports, the Company has not received any notification that the Commission, the Amex or any other self-regulatory organizational body is contemplating terminating such registration or listing.
       3.22 Reporting Status. The Company has filed all documents that the Company was required to file under the Exchange Act during the 12 months preceding the date of this Agreement. The SEC Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder as of their respective filing dates, and the information contained therein as of the date thereof did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has disclosed in Item 4 of the Company’s Report on Form 10-Q for the quarter ended September 30, 2006 the effectiveness of its disclosure controls and procedures. The Company is not aware of any material weaknesses (as defined in Section 404 of the Sarbanes-Oxley Act) in its internal controls.
       3.23 No Manipulation of Price. Neither the Company nor, to the knowledge of the Company, any agent or other person acting on behalf of the Company has taken or will, in violation of applicable law, take any action designed to or that might reasonably be expected to cause or result in, or which has constituted, stabilization or manipulation of the price of the Common Stock to facilitate the sale or resale of the securities issued or issuable in connection with the transactions contemplated hereunder.
       3.24 Foreign Corrupt Practices; Sarbanes-Oxley.

       (a) Neither the Company nor, to the knowledge of the Company, any agent or other person acting on behalf of the Company has (i) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any direct or indirect unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which the Company is aware) which is in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.
       (b) The Company, to its knowledge, is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 (and related rules of the Commission) that are applicable to it as of the Closing Date.
       3.25 No Material Transactions or Events. As of the Closing Date, the Company is not aware of any pending or proposed merger, acquisition or disposition of assets that support 20% or more of current revenues, or revenue shortfall against publicly issued Company guidance, other than as previously disclosed in the SEC Reports or in a publicly disseminated press release.
       3.26 Acknowledgment Regarding the Purchaser’s Purchase of the Note. The Company acknowledges that the Purchaser is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby, and any advice given by the Purchaser or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to the Purchaser’s purchase of the Note. The Company further represents to the Purchaser that the Company’s decision to enter into the Transaction Documents has been based solely on the independent evaluation by the Company and its representatives.
       3.27 No General Solicitation. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Note and the Shares.
       3.28 No Integrated Offering. None of the Company, its Subsidiaries, any of their affiliates, or any person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of any of the Note or the Shares under the Securities Act or cause this offering to be integrated with prior offerings by the Company for purposes of the Securities Act or any applicable shareholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated.
       3.29 Off-Balance Sheet Arrangements. There is no material transaction, arrangement or other relationship between the Company and an unconsolidated or other off-balance sheet entity that is required to be disclosed by the Company in its Exchange Act filings and is not so disclosed

SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
     The Purchaser hereby represents and warrants to the Company as of the Closing Date, and agrees, as follows:
       4.1 Investment Representations. The Purchaser understands that neither the offer nor the sale of the Note or the Shares has been registered under the Securities Act. The Purchaser also understands that the Note is being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon the Purchaser’s representations contained in the Agreement. The Purchaser hereby represents and warrants as follows:
     (a) Purchaser Bears Economic Risk. The Purchaser has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. The Purchaser must bear the economic risk of this investment indefinitely unless the Note (or the Shares) is subsequently registered pursuant to the Securities Act, or an exemption from registration is available. Except as contemplated by the Registration Rights Agreement, the Purchaser has no present intention of selling or otherwise transferring the Note or the Shares, or any interest therein. The Purchaser also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow the Purchaser to transfer all or any portion of the Note or the Shares under the circumstances, in the amounts or at the times the Purchaser might propose.
     (b) Acquisition for Own Account. Except as contemplated by the Registration Rights Agreement, the Purchaser is acquiring the Note and the Shares for the Purchaser’s own account for investment only, and not with a view towards their public distribution.
     (c) Purchaser Can Protect Its Interest. By reason of its, or of its management’s business or financial experience, the Purchaser has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement, the Note and the Registration Rights Agreement. Further, the Purchaser is aware of no publication of any advertisement or general solicitation in connection with the transactions contemplated in the Agreement.
     (d) Accredited Investor. The Purchaser is an accredited investor within the meaning of Regulation D of the Securities Act.
     (e) Residence. The Purchaser is organized under the laws of the State of Texas and its principal office is located in the State of Texas.
     (f) Rule 144. The Purchaser acknowledges and agrees that the Note and, if issued, the Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. The Purchaser has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act, which permits limited resale of shares purchased in a private placement subject to the satisfaction of specified conditions.

     (g) Access To Information. The Purchaser has had an opportunity to discuss the Company’s business, management and financial affairs with the Company’s management and to review the Company’s facilities. The Purchaser acknowledges that the Company has given the Purchaser access to the corporate records and accounts of the Company, has made its officers and representatives available for interview by the Purchaser and has furnished the Purchaser with all documents and other information requested by the Purchaser to make an informed decision with respect to the purchase of the Note.
       4.2 Transfer Restrictions. The Purchaser acknowledges and agrees that the Note and, if issued, the Shares are subject to restrictions on transfer and will bear restrictive legends.
       4.3 Organization; Authorization; Binding Obligations. The Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. The Purchaser has all requisite limited partnership power and authority to execute and deliver this Agreement and the Registration Rights Agreement and to carry out its obligations under the provisions of such documents. This Agreement and the Registration Rights Agreement, when executed and delivered, will be valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, (ii) according to general principles of equity that restrict the availability of equitable remedies and (iii) to the extent that the enforceability of the indemnification provisions of the Registration Rights Agreement may be limited by applicable laws.
SECTION 5. CONDITIONS FOR CLOSING
       5.1 Conditions for the Company to Satisfy. The obligation of the Purchaser to purchase the Note as contemplated by this Agreement is subject to satisfaction of the following contingencies at or prior to Closing:
     (a) The Company shall have obtained all consents and approvals from third parties, governmental authorities and self-regulatory organizations required in connection herewith.
     (b) The Company shall have executed and delivered to the Purchaser at Closing the Transaction Documents.
     (c) The Company’s board of directors shall have approved the Charter Exemption Resolution.
SECTION 6. COVENANTS
       6.1 Use of Proceeds. The Company will use the proceeds from the sale of the Note in connection with the acquisition of Skytel business and other general corporate purposes.
       6.2 Listing. The Company shall promptly secure the listing of all of the Registrable Securities (as defined in the Registration Rights Agreement) upon each national securities exchange and automated quotation system, if any, upon which the Common Stock is then listed (subject to official notice of issuance) and shall maintain, so long as any other shares of Common Stock shall be so listed, such listing of all Registrable Securities from time to time issuable under the terms of the Transaction Documents. The Company shall maintain the Common Stock’s authorization for listing on the Amex; provided, however, that the Company makes no covenant regarding applicable listing standards based on the trading price of the Common Stock. Neither the Company nor any of its Subsidiaries shall take any action that would be reasonably expected to result in the delisting or suspension of the Common Stock on the Amex.
       6.3 No Integrated Offering. None of the Company, its Subsidiaries, their affiliates or any person acting on their behalf will take any action or steps referred to in Section 3.28 that would require registration of any of the Note or the Shares under the Securities Act or cause the offering of the Note or the Shares to be integrated with other offerings.
       6.4 Reservation of Shares. The Company shall take all action, including, without limitation, using reasonable best efforts to obtain Shareholder Approval, necessary to have authorized, and reserved for the purpose of issuance, the number of Shares issuable pursuant to the terms of the Note.
       6.5 Shareholder Approval. The Company shall provide each shareholder entitled to vote at the annual meeting of shareholders of the Company (the “Shareholder Meeting”), which shall be promptly called and held not later than May 31, 2007 (the “Shareholder Meeting Deadline”), a proxy statement, substantially in the form which will have been reviewed by the Purchaser and its counsel, soliciting each such shareholder’s affirmative vote at the Shareholder Meeting for approval of a resolution providing for the Company’s issuance of all of the Shares as described in the Transaction Documents (including all Shares issuable under the Note) in accordance with applicable law and the rules and regulations of the Amex (such affirmative approval of such matter or matters being referred to herein as the “Shareholder Approval”), and the Company shall use its reasonable best efforts to solicit its shareholders’ approval of such resolution and use its reasonable best efforts to cause the Board of Directors of the Company (including a special committee of independent directors) to recommend to the shareholders that they approve such resolution. The Company shall be obligated to seek to obtain the Shareholder Approval by the Shareholder Meeting Deadline. In the event that the shareholders fail to approve the matter or matters referred to in the first sentence of this Section 6.5 at the 2007 annual meeting (or any subsequent meeting), the Company shall seek approval for the matters set forth at each subsequent shareholder meeting until such matters are approved.
       6.6 Board Resolution. Prior to the closing of the transactions contemplated hereunder, the Company’s Board of Directors shall pass a resolution (the “Charter Exemption Resolution”), in a manner that complies with Article Seven, Section 2(a) of the Company’s Restated Articles of Incorporation and otherwise satisfactory to Purchaser, exempting all transactions (whether or not related to the transactions contemplated hereunder), including but not limited to equity sales and acquisition transactions, involving Purchaser or any affiliate thereof occurring subsequent to the date hereof from the special shareholder voting requirements of Article Seven of the Company’s Restated Articles of Incorporation.
       6.7 Certain Governance Provisions. So long as Purchaser beneficially owns 5% (which shall be deemed to include, for the avoidance of doubt, all shares of Common Stock issuable upon the conversion of the Note) of the shares of Common Stock outstanding, Purchaser shall have the following governance and other rights:
     (a) Purchaser shall have the right, in its sole discretion, to designate two (2) individuals to the Company’s Board of Directors (each, a “Purchaser Designee”); it being further agreed that (1) Purchaser Designees shall be removable by, and only by, Purchaser at any time in Purchaser’s discretion (and neither the Board of Directors nor any other shareholder or shareholders shall have the right to remove any Purchaser Designee) and (2) Purchaser shall have the right in its sole discretion to designate any replacement for any Purchaser Designee, including to designate any director to fill any vacancy created by the removal, death, retirement or disqualification (or other cause) of any Purchaser Designee. The Company shall take any and all action necessary so that promptly following the closing hereunder, the Company’s Board of Directors shall consist of six directors, of which two (2) shall be designees of Purchaser.
     (b) All standing committees of the Board of Directors of the Company shall include at least one designee of Purchaser, as determined by Purchaser; provided that the foregoing right shall not apply in respect of any committee of the Board of Directors on which all Purchaser Designees shall be prohibited under the applicable SEC or exchange rules.
     (c) Any increase in the size of the Company’s Board of Directors in excess of six shall require the consent of Purchaser.
     (d) Purchaser shall have pre-emptive rights to acquire Common Stock (or other securities) on the same terms offered to any other purchaser or potential purchaser to maintain the percentage level of Purchaser’s beneficial ownership of Common Stock (giving effect to the transactions contemplated hereunder, including any conversion of the Note) in the event of any issuance or proposed issuance of equity or equity linked securities by the Company.
     (e) The Company’s bylaws shall provide that (i) Purchaser is exempted from the advance notice requirements set forth in 2.01(h)(1) and 2.10 of the Company’s bylaws and (ii) Purchaser’s written consent shall be required to amend the foregoing exemption. Prior to or promptly following the closing of the transactions contemplated hereunder, the Company’s Board of Directors shall approve amendments to the Company’s bylaws to give effect to the foregoing.
     (f) Purchaser and its affiliates (including any further acquisitions of Common Stock thereby) shall be exempted from the provisions of any shareholder rights agreement or plan or similar defensive mechanism adopted by the Company.
The Company, including its Board of Directors, agrees to take all such actions as shall be required to give full effect to the foregoing rights, including (1) taking all actions to ensure that the Company’s governing documents are not at any time inconsistent with the foregoing provisions and (2) if necessary, soliciting proxies from the shareholders of the Company eligible to vote for the election of Purchaser Designees.
       6.8 Further Assurances. Except to the extent permitted by the Senior Credit Agreement (as defined in the Note), each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, to enable the full conversion of the Note.
SECTION 7. MISCELLANEOUS
       7.1 Governing Law. This Agreement shall be governed by the laws of the State of Texas, without regard to conflicts of law principles. EACH OF THE PARTIES TO THIS AGREEMENT CONSENTS TO SUBMIT TO THE PERSONAL JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE STATE OF TEXAS, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AGREES THAT ALL CLAIMS IN RESPECT OF THE ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT, AND AGREES NOT TO BRING ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY OTHER COURT. EACH OF THE PARTIES TO THIS AGREEMENT AGREES NOT TO ASSERT IN ANY ACTION OR PROCEEDING ARISING OUT OF RELATING TO THIS AGREEMENT THAT THE VENUE IS IMPROPER, AND WAIVES ANY DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT AND WAIVES ANY BOND, SURETY OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO.
       7.2 Survival. The representations, warranties, covenants and agreements made herein shall survive any investigation made by the parties and the closing of the transactions contemplated hereby until the earlier to occur of (a) the Maturity Date (as defined in the Note) of the Note and (b) the payment (or conversion) in full of the principal amount of the Note and any accrued but unpaid interest thereon; provided that, notwithstanding anything to the contrary, the provisions set forth in Section 6.7 hereof shall survive in accordance with the express terms of Section 6.7. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument.
       7.3 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of the Note or the Shares from time to time. The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchaser. The Purchaser may assign some or all of its rights hereunder (other than the rights set forth in Section 6.7 hereof, except Section 6.7(f) which exemption shall continue to apply to any transferee of the Note in respect of Shares issuable thereunder) without the consent of the Company in connection with a transfer by the Purchaser of any of the Notes or the Shares.
       7.4 Entire Agreement. The Transaction Documents and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and no party shall be liable or bound to the other in any manner by any representations, warranties, covenants and agreements, except as specifically set forth herein and therein.

       7.5 Severability. The invalidity, illegality or unenforceability of one or more of the provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.
       7.6 Amendment and Waiver. This Agreement may be amended or modified, and any provision hereunder may be waived, only upon the written consent of the Company and the Purchaser.
       7.7 Notices. All notices, requests, consents and other communications hereunder shall be made in writing and shall be deemed given (i) when made if made by hand delivery, (ii) one business day after being deposited with an overnight courier if made by courier guaranteeing overnight delivery, (iii) on the date indicated on the notice of receipt if made by first-class mail, return receipt requested or (iv) on the date of confirmation of receipt of transmission by facsimile, addressed as follows:

(a)	if to the Company, at

Bell Industries, Inc.
8888 Keystone Crossing
Suite 1700
Indianapolis, Indiana 46240
Facsimile: (317) 715-6816
Attention: Chief Financial Officer

with a copy to:

Manatt, Phelps & Phillips, LLP
11355 West Olympic Boulevard
Los Angeles, CA 90064
Facsimile: (310) 914-5712
Attention: Mark Kelson, Esq.

(b)	if to the Purchaser, in care of:

Newcastle Partners, L.P.
200 Crescent Court, Suite 1400
Dallas, TX 75201
Facsimile: (214) 661-7475
Attention: Evan D. Stone, Esq.

       7.8 Indemnification by the Company. The Company agrees to indemnify and hold the Purchaser harmless against any loss, liability, damage or expense (including reasonable legal fees and costs) that the Purchaser may suffer, sustain or become subject to as a result of or in connection with the breach by the Company of any representation, warranty, covenant or agreement of the Company contained in any of the Transaction Documents; provided, however, that no indemnification shall be required hereunder for the negligence or willful misconduct of the Purchaser or breach by the Purchaser of any of the representations and warranties set forth in Section 4 hereof. In case any such action is brought against the Purchaser, the Company will be entitled to participate in and assume the defense thereof with counsel reasonably satisfactory to the Purchaser, and after notice from the Company to the Purchaser of its election to assume the defense thereof, the Company shall not be responsible for any legal or other expenses subsequently incurred by the Purchaser in connection with the defense thereof; provided, that if the Purchaser shall have reasonably concluded that there may be one or more legal defenses available to the Purchaser which conflict in any material respect with those available to the Company, the Company shall not have the right to assume the defense of such action on behalf of the Purchaser and the Company shall reimburse the Purchaser for that portion of the fees and expenses of one counsel retained by the Purchaser.
       7.9 Expenses. The Company agrees to pay or reimburse the Purchaser for its reasonable legal fees and expenses incurred by Purchaser in connection with the negotiation and execution of the Transaction Documents and any and all expenses that Purchaser may incur after the date hereof in connection with the granting of any waiver with respect to, the modification of any of the terms or provisions of, or the enforcement of any of the Transaction Documents.
       7.10 Titles and Subtitles. The titles of the sections and subsections of the Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
       7.11 Counterparts. This Agreement may be delivered via facsimile or other means of electronic communication, and may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

     IN WITNESS WHEREOF, the parties hereto have hereunto affixed their signatures.

Bell Industries, Inc.		Newcastle Partners, L.P.

By: Newcastle Capital Management, L.P.
its General Partner

By	/s/ John A. Fellows	By	/s/ Mark Schwarz

Its	Chief Executive Officer	Its	Chief Executive Officer